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                                                                    Exhibit 4.3

                  FIRST SUPPLEMENTAL INDENTURE, dated as of January 4, 1999 (the "Supplemental Indenture") between DIMAC Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), DMW Worldwide, a Missouri corporation ("DMW" or "Additional Guarantor") and Wilmington Trust Company (the "Trustee"), as Trustee under the Indenture (as defined below). Capitalized terms used and not defined herein shall have the same meanings given in the Indenture unless otherwise indicated.

                  WHEREAS, the Company, the Subsidiary Guarantors listed therein and the Trustee are parties to that certain Indenture, dated as of October 15, 1998 (the "Indenture"), pursuant to which the Company issued its 12 1/2% Senior Subordinated Notes due 2008 (the "Notes") and the Subsidiary Guarantors guaranteed the obligations of the Company under the Indenture and the Notes;

                  WHEREAS, pursuant to Section 4.10 of the Indenture, if the Company acquires or creates an additional subsidiary which is a domestic Restricted Subsidiary that Incurs any Senior Indebtedness, such subsidiary shall execute and deliver a supplemental indenture pursuant to which such subsidiary shall unconditionally guaranty the Company's obligations under the Notes;

                  WHEREAS, the Additional Guarantor is a domestic Restricted Subsidiary of the Company that Incurs certain Senior Indebtedness;

                  WHEREAS, the Company and the Trustee desire to have the Additional Guarantor enter into this Supplemental Indenture pursuant to which the Additional Guarantor will guaranty the obligations of the Company under the Indenture and the Notes and the Additional Guarantor desires to enter into the Supplemental Indenture pursuant to which it will guaranty the obligations of the Company under the Indenture and the Notes as of such date;

                  WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may, without the written consent of the holders of the outstanding Notes, amend the Indenture as provided herein;

                  WHEREAS, by entering into this Supplemental Indenture, the Company and the Trustee have consented to amend the Indenture in accordance with the terms and conditions herein; and

                  WHEREAS, all acts and things prescribed by the Articles of Incorporation and the By-laws (each as now in effect) of the Additional Guarantor necessary to make this Supplemental Indenture a valid instrument legally binding on the Additional Guarantor for the purposes herein expressed, in accordance with its terms, have been duly done and performed.


                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Guarantor and the Trustee hereby agree for the benefit of each other and the equal and ratable benefit of the holders of the Notes as follows:

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                  1. ADDITIONAL GUARANTOR AS SUBSIDIARY GUARANTOR. As of the
date hereof and pursuant to this Supplemental Indenture, the Additional Guarantor shall become a Subsidiary Guarantor in accordance with the terms and conditions of the Indenture and shall assume all rights and obligations of a Subsidiary Guarantor thereunder.

                  2. COMPLIANCE WITH AND FULFILLMENT OF CONDITION OF SECTION
4.10. The execution and delivery of this Supplemental Indenture by the Additional Guarantor (along with such documentation relating thereto as the Trustee shall require, including, without limitation, an Opinion of Counsel as to the enforceability of the Supplemental Indenture and an Officers' Certificate) fulfills the obligations of the Company under Section 4.10 of the Indenture.

                  3. CONSTRUCTION. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and
(ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

                  4. TRUSTEE ACCEPTANCE. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of each of the Company and the Additional Guarantor, respectively, and makes no representations as to the validity or enforceability against any of the Company or the Additional Guarantor.

                  5. INDENTURE RATIFIED. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

                  6. HOLDERS BOUND. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

                  7. SUCCESSORS AND ASSIGNS. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  8. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

                  9. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles of conflicts of laws.

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                  IN WITNESS WHEREOF, the Company, the Additional Guarantor and
the Trustee have caused this Supplemental Indenture to be duly executed as of the date first above written.



                                COMPANY:

                                DIMAC CORPORATION

                             By:/s/ Martin R. Lewis
                                ---------------------------------------------
                                Name:  Martin R. Lewis
                                Title:  Chairman and Chief Executive Officer




                                ADDITIONAL GUARANTOR:

                                DMW WORLDWIDE, INC.

                             By:/s/ Carol J. Myers
                                ---------------------------------------------
                                Name:  Carol J. Myers
                                Title:  Secretary




                                TRUSTEE:

                                WILMINGTON TRUST COMPANY

                             By:/s/ Roseline K. Maney
                                ---------------------------------------------
                                Name:  Roseline K. Maney
                                Title:  Senior Financial Services Officer





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